NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 12, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2007 second quarter operating profit of $7,472,000 on total revenue of $31,896,000, as compared to an operating loss of ($343,000) on total revenue of $24,593,000 for the 2006 second quarter. For the 2007 six month period, Griffin reported an operating profit of $5,723,000 on total revenue of $36,482,000, as compared to an operating loss of ($2,385,000) on total revenue of $28,282,000 for the 2006 six month period. The substantial increase in revenue and operating results in the 2007 second quarter and six month period, over the comparable periods last year, principally reflects property sales completed in the current year by Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division.

Griffin reported 2007 second quarter net income of $5,973,000 and basic and diluted net income per share of $1.16 and $1.13, respectively, as compared to a 2006 second quarter net loss of ($333,000) and a basic and diluted net loss per share of ($0.07). For the 2007 six month period, Griffin reported net income of $4,685,000 and basic and diluted net income per share of $0.91 and $0.89, respectively, as compared to a net loss of ($1,835,000) and a basic and diluted net loss per share of ($0.36) for the 2006 six month period. The net income in the 2007 second quarter and six month period, as compared to the net losses in the comparable periods last year, principally reflects the increased operating results of Griffin’s businesses and a gain on the sale of a portion of Griffin’s common stock holdings of Centaur Media, plc (“Centaur Media”).

The improved operating results at Griffin Land principally reflect revenue and profit on property sales completed in the 2007 second quarter and six month period. There were no property sales in the 2006 second quarter and six month period. Griffin Land completed two substantial property sales in the 2007 second quarter, the sale of approximately 72 acres of undeveloped land in Griffin Center in Windsor, Connecticut to The Hartford Insurance Company for their construction of a large office facility and the sale of approximately 103 acres in South Windsor, Connecticut to a food distributor for their construction of a distribution facility. These two transactions generated combined revenue of $9.5 million and a combined pretax gain of $7.8 million. Results of Griffin Land’s leasing operations improved in the 2007 second quarter and six month period over the comparable 2006 periods due principally to an increase in space leased in Griffin’s light industrial and warehouse buildings. Most of the new leasing took place in the latter half of last year, as market activity for leasing of industrial space softened in the early part of this year. Recently, there has been increased activity in the market for industrial space, as evidenced by inquiries from prospective tenants.

At Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, operating results in the 2007 second quarter and six month period improved over the comparable 2006 periods. Although Imperial’s net sales and other revenue decreased in the 2007 second quarter and six month period, compared to last year’s comparable periods, and Imperial recorded a $350,000 charge for unsaleable inventories in the 2007 second quarter, overall operating results increased due principally to improved pricing, including increased delivery fees charged to customers. The decrease in Imperial’s net sales reflects the generally poor weather in the spring this year as compared to last year and having less inventory available for sale this year, due to the higher sales last year that moved excess inventories and management’s decision to reduce inventories to levels consistent with expected sales. The improved pricing reflects price increases and a greater percentage of Imperial’s sales this year made to independent garden centers, the customer segment that is most profitable for Imperial.

Griffin’s results in the 2007 second quarter and six month period also include a pretax gain of $2.4 million from the sale of 1 million of the approximately 6.5 million shares of common stock of Centaur Media, plc (“Centaur Media”) that Griffin held. Griffin may continue to sell a portion of its remaining holdings in Centaur Media, depending on the market price of that stock and the foreign currency exchange rate.

As recently announced, Griffin settled a lawsuit that had been filed against it and Imperial by workers of an independent farm labor contractor that Imperial had engaged. Also, as recently announced, Griffin Land and the land use commissions of the Town of Simsbury, Connecticut reached an accord for a settlement plan for Meadowood, Griffin Land’s proposed residential development. The settlement agreement requires the approval, which is expected, of the Connecticut Superior Court, which will consider each Commission’s agreement at a public court hearing and render its decision.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business. Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	June 2, 2007		June 3, 2006		June 2, 2007		June 3, 2006
Revenue
Landscape nursery net sales	$18,866		$21,687		$19,433		$22,362
Rental revenue and property sales	13,030		2,906		17,049		5,920
Total revenue	31,896		24,593		36,482		28,282

Operating profit (loss):
Landscape nursery business	796		551		(205)		(414)
Real estate business	7,963	(1)	97	(1)	8,509	(1)	(164)	(1)
General corporate expense	(1,287)		(991)		(2,581)		(1,807)
Total operating profit (loss)	7,472		(343)		5,723		(2,385)

Gain on sale of Centaur Media common stock	2,397		-		2,397		-

Interest expense	(808)		(762)		(1,546)		(1,527)

Investment income	486		589		913		987
Income (loss) before taxes	9,547		(516)		7,487		(2,925)

Income tax provision (benefit)	3,574		(183)		2,802		(1,090)

Net income (loss)	$5,973		$(333)		$4,685		$(1,835)

Basic net income (loss) per common share	$1.16		$(0.07)		$0.91		$(0.36)

Diluted net income (loss) per common share	$1.13		$(0.07)		$0.89		$(0.36)

Weighted average common shares outstanding
for computation of basic per share results	5,150		5,097		5,141		5,058

Weighted average common shares outstanding
for computation of diluted per share results	5,283		5,097		5,284		5,058

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.1 million and $ 1.0 million in the 2007 and 2006 second quarters, respectively, and $2.2 million and $2.1 million in the 2007 and 2006 six month periods, respectively.